SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                    ------------------------

                            FORM 8-K

                         CURRENT REPORT


                 Pursuant to Section 13 or 15(d)
             Of The Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported):              July 11, 1996
                                             --------------------


        ELECTRONIC RETAILING SYSTEMS INTERNATIONAL, INC.
        ------------------------------------------------
     (Exact name of registrant as specified in its charter)


   Delaware                 0-37785              06-1361276
- ----------------         ------------        -----------------
(State or other          (Commission         (I.R.S. Employer
 jurisdiction of          file number)        Identification No.)
 incorporation or
 organization)



372 Danbury Road, Wilton, Connecticut                06897
- ---------------------------------------------------------------
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number,
 including area code:                            203-761-7900
                                                 ------------

Item 5.   Other Events.
          -------------

     On July 11, 1996 (the "Closing Date"), the Registrant completed: (i) the offshore public offering (the "Regulation S Transaction") of an aggregate of 4,963,500 shares of its common stock, $.01 par value (the "Common Stock"), in accordance with Regulation S under the Securities Act of 1933 (the "Securities Act"), as a result of which the Registrant received gross proceeds of approximately $11.2 million, and (ii) the contemporaneous private placement (the "Private Placement") of an aggregate of 911,657 shares of Common Stock to subscribers, including certain members of the Registrant's Board of Directors and their affiliates, as a result of which the Registrant received gross proceeds of approximately $2.1 million.

     In connection with completion of such transactions, holders of all 125,556 outstanding shares of the Registrant's Series A Cumulative, Convertible Preferred Stock, $1.00 par value (the "Series A Preferred Stock"), converted their shares, in accordance with their terms, into an aggregate of 3,138,900 shares of Common Stock, in exchange for payments aggregating $235,418 (the "Preferred Stock Payments"). Upon conversion of the Series A Preferred Stock, the Registrant effected the requisite filings under Delaware law to eliminate the Series A Preferred Stock from the Registrant's capitalization, thereby returning such shares to the Registrant's authorized and unissued undesignated preferred stock, $1.00 par value.

     Following completion of such transactions, including the issuance of 218,957 shares (the "Commission Shares") of Common Stock as commissions in the Regulation S Transaction, the Registrant had outstanding 21,033,062 shares of Common Stock. On the Closing Date, the Common Stock was admitted to trading on the Alternative Investment Market of the London Stock Exchange, Inc. (the "AIM").

     The aggregate net proceeds to the Registrant in such transactions were in the estimated amount of approximately $12.0 million (approximately $10.2 million in the Regulation S Transaction, and approximately $2.0 million in the Private Placement, in the aggregate net of the Preferred Stock Payments), which will be used as working capital for general corporate purposes. Net expenses do not reflect non-cash expenses represented by the Commission Shares but reflect finder's fees in the amount of $198,903, which were applied to the acquisition of shares in the Regulation S Transaction.

     The agreement (the "Placing Agreement") pursuant to which Henderson Crosthwaite Institutional Brokers Limited, as agent for the Registrant (the "Agent"), committed to use reasonable endeavors to procure subscribers in the Regulation S Transaction in compliance with the terms of a supplemental agreement (the "Regulation S Agreement") governing compliance with Regulation S, contains the indemnity from the Registrant, and warranties from the Registrant and its directors, in favor of the Agent. Pursuant to the Placing Agreement, the Registrant's directors have undertaken that they will not, and will procure that their affiliates will not, dispose of any shares of Common Stock until twelve months following the Closing Date. In view of the admission of the Common Stock to AIM, the Registrant has also undertaken to the Agent to seek a UK-based director to join its Board of Directors.

     In connection with the Private Placement, subscribers received incidental registration rights in the event the Registrant subsequently registers shares pursuant to the Securities Act.

     The Registrant has filed, as Exhibit 5(a), to this Current Report, an internally prepared, unaudited pro forma balance sheet as and at May 31, 1996, giving effect to the completion of the Regulation S Transaction and the Private Placement as if completed on such date. In addition, reference is hereby made to the Registrant's Certificate of Incorporation, as amended, filed herewith as Exhibit 5(b) (eliminating therefrom the Series A Preferred Stock), and to the full text of the Placing Agreement and the Regulation S Agreement filed herewith, respectively, as Exhibits 5(c) and 5(d), the finder's fee arrangement filed herewith as Exhibit 5(e), the forms of subscription agreement with respect to the Private Placement filed herewith as Exhibit 5(f), the form of registration rights agreement with respect to the Private Placement filed herewith as Exhibit 5(g), and the Registrant's press releases dated July 8 and July 11, 1996 filed herewith as, respectively, Exhibits 5(h) and 5(i), all of which are incorporated in response to this item.


Item 7.   Financial Statements and Exhibits.
          ----------------------------------

     (c)  Exhibits.

          The exhibits filed as part of this Current Report on Form 8-K are listed in the attached Index to Exhibits.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              ELECTRONIC RETAILING SYSTEMS
                               INTERNATIONAL, INC.



                              By  s/Bruce F. Failing, Jr.
                                --------------------------------
                                 Bruce F. Failing, Jr.
                                 President


Dated: July 11, 1996

                        INDEX TO EXHIBITS

Exhibit        Description
- -------        -----------

5(a)      -    Unaudited Pro Forma Balance Sheet as and at May 31,
               1996

5(b)      -    Certificate of Incorporation, as amended, of the
               Registrant

5(c)      -    Placing Agreement dated July 5, 1996 between the
               Registrant and Henderson Crosthwaite Institutional
               Brokers Limited

5(d)      -    Agreement with Respect to U.S. Securities Laws
               dated July 2, 1996 between the Registrant and Henderson Crosthwaite Institutional Brokers Limited

5(e)      -    Letter Agreement dated July 1, 1996 between the
               Registrant and Richard Northcott

5(f)      -    Forms of Subscription Agreement accepted July 5,
               1996 by the Registrant

5(g)      -    Registration Rights Agreement dated July 11, 1996
               between the Registrant and the subscribers parties thereto

5(h)      -    Press Release of the Registrant dated July 8, 1996

5(i)      -    Press Release of the Registrant dated July 11, 1996